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                                                                 Exhibit 99.1



                           Success Bancshares, Inc.
           Announces Death of President and Chief Executive Officer
                                Saul D. Binder

(Chicago, IL -- July 13, 1998) -- Saul D. Binder, President and Chief Executive Officer of Success Bancshares, Inc., died suddenly on Sunday, July 12. He was 58 years old.

Success plans to hold a special board of directors' meeting today to determine a successor.

Success Bancshares, Inc. provides community banking services to individuals and small-to-medium sized businesses primarily in the north and northwest suburbs of Chicago and the north side of Chicago. The Company is traded on the Nasdaq National Market System under the symbol "SXNB."